Exhibit 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We consent to the incorporation by reference in Exterran Partners, L.P.’s Registration Statements No. 333-148181 and No. 333-164248 on Form S-3, and Registration Statement No. 333-149639 on Form S-8 of our reports dated September 1, 2010, relating to (1) the combined statements of assets acquired and liabilities assumed and the combined statements of revenues and direct operating expenses for the August 2010 Contract Operations Acquisition and (2) the combined statement of revenues and direct operating expenses for the August 2010 Contract Operations Acquisition — Universal Compression Holdings, Inc. appearing in this Current Report on Form 8-K/A.
/s/ Deloitte & Touche LLP
Houston, Texas
September 1, 2010